REVISED SCHEDULE A


Compensation pursuant to Section 4 of the Subadvisory Agreement, dated October 26, 2009, shall be calculated, effective November 1, 2009, at the rate or rates shown below based on the average daily net assets that are subject to the Subadviser's investment discretion in the relevant subportfolios of the AZL Franklin Templeton Founding Strategy Plus Fund.

                                                      Rate

Franklin Income Strategy*                      0.625% on the first $50 million
                                               0.465% on the next $150 million
                                               0.375% on the next $300 million
                                               0.350% thereafter


Templeton Global Bond Strategy**               0.410% on the first $100 million
                                               0.390% on the next $150 million
                                               0.380% on the next $250 million
                                               0.370% on the next $250 million
                                               0.360% thereafter

__________________

* For purposes of determining the rate applied to the average daily net assets in the Franklin Income Strategy subportfolio ("Income Strategy Assets") for computation of the fee payable to Subadviser under Section 4, Income Strategy Assets will be combined with the average daily net assets for the same period in
(a) both Class 1 and Class 2 of the Franklin Income Securities Fund, a series of Franklin Templeton Variable Insurance Products Trust, held of record by one or more separate accounts of Allianz Life Insurance Company of North America and/or Allianz Life Insurance Company of New York, computed at the times and in the manner specified in the Franklin Income Securities Fund Prospectus or Statement of Additional Information as from time to time in effect ("AZL-FISF Assets"); and (b) the AZL Franklin Small Cap Value Fund, a series of the Trust, computed at the times and in the manner specified in the AZL Franklin Small Cap Value Fund Prospectus or Statement of Additional Information as from time to time in effect ("AZL Franklin Small Cap Assets"). The Income Strategy Assets, AZL-FISF Assets and AZL Franklin Small Cap Assets together are the "Combined Assets". The fee payable to Subadviser with respect to the Income Strategy Assets will be paid at the effective rate applicable to the Combined Assets under the schedule above, although such fee will be paid only with respect to the Income Strategy Assets. No compensation will be calculated or paid to Subadviser under this Agreement with respect to AZL-FISF Assets or AZL Franklin Small Cap Assets. When the Combined Assets exceed the first breakpoint, multiple rates may apply, resulting in a blended effective rate.

For example, if Income Strategy Assets are $300 million and AZL-FISF Assets and AZL Franklin Small Cap Assets together are $300 million, then the fees payable to Subadviser under Section 4 would be calculated as follows:


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   o   A rate of 62.5 bps would apply to the first $50 million, a rate of
       46.5 bps would apply to the next $150 million, a rate of 37.5 bps would apply to the next $300 million, and a rate of 35 bps would apply to the remaining $100 million, resulting in a blended effective rate of 41.4 bps.
   o   The blended effective rate (41.4 bps) is applied to the Income
       Strategy Assets ($300 million), resulting in a fee of $1.242 million payable to Subadviser under Section 4.

** For purposes of determining the rate applied to the average daily net assets in the Templeton Global Bond Strategy subportfolio ("Bond Strategy Assets") for computation of the fee payable to Subadviser under Section 4, Bond Strategy Assets will be combined with the average daily net assets for the same period in
(a) both Class 1 and Class 2 of the Templeton Global Bond Securities Fund, a series of Franklin Templeton Variable Insurance Products Trust, held of record by one or more separate accounts of Allianz Life Insurance Company of North America and/or Allianz Life Insurance Company of New York, computed at the times and in the manner specified in the Templeton Global Bond Securities Fund Prospectus or Statement of Additional Information as from time to time in effect ("AZL-TGBSF Assets"); and (b) the AZL Franklin Small Cap Value Fund, a series of the Trust, computed at the times and in the manner specified in the AZL Franklin Small Cap Value Fund Prospectus or Statement of Additional Information as from time to time in effect ("AZL Franklin Small Cap Assets"). The Bond Strategy Assets, AZL-TGBSF Assets and AZL Franklin Small Cap Assets together are the "Combined Assets". The fee payable to Subadviser with respect to the Bond Strategy Assets will be paid at the effective rate applicable to the Combined Assets under the schedule above, although such fee will be paid only with respect to the Bond Strategy Assets. No compensation will be calculated or paid to Subadviser under this Agreement with respect to AZL-TGBSF Assets or AZL Franklin Small Cap Assets. When the Combined Assets exceed the first breakpoint, multiple rates may apply, resulting in a blended effective rate.

For example, if Bond Strategy Assets are $300 million and AZL-TGBSF Assets and AZL Franklin Small Cap Assets together are $600 million, then the fees payable to Subadviser under Section 4 would be calculated as follows:

   o A rate of 41 bps would apply to the first $100 million, a rate of 39 bps would apply to the next $150 million, a rate of 38 bps would apply to the next $250 million, a rate of 37 bps would apply to the next $250 million, and a rate of 36 bps would apply to the remaining $150 million, resulting in a blended effective rate of 37.9 bps.
   o The blended effective rate (37.9 bps) is applied to the Bond Strategy Assets ($300 million), resulting in a fee of $1.137 million payable to Subadviser under Section 4.


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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of November 1, 2009.



ALLIANZ INVESTMENT                FRANKLIN ADVISERS, INC.
MANAGEMENT LLC

By:  /s/ Brian Muench             By:  /s/ Edward B. Jamieson
   ______________________            ________________________

Name:  Brian Muench               Name:  Edward B. Jamieson
Title:  Vice President            Title:  President










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